FNCB REPORTS FIRST QUARTER EARNINGS

First National Community Bancorp reported first quarter earnings in the amount of $4.6 million, an 11% increase over the $4.2 million earned during the first quarter of 2008. Net interest income before credit loss provisions improved $828,000, or 8%, over the first quarter of last year due to growth. Total interest income decreased $2.6 million due primarily to the 2.00% reduction in the prime lending rate, but effective asset/liability strategies resulted in a $3.4 million reduction in total interest expense. Other income improved $235,000 over the first three months of last year due primarily to gains from the same of loans and securities. Basic earnings per share increased from $.27 in 2008 to $.29.

The company's subsidiary, First National Community Bank, conducts business from 20 offices located throughout Lackawanna, Luzerne, Wayne, and Monroe counties.